EXHIBIT 99



For Immediate Release          Contact: Karen A. Warren (Investor Relations)
December 9, 2003                                                401-727-5401
                                        Wayne S. Charness (News Media)
                                                                401-727-5983

                  Hasbro, Inc. Announces Early Tender Results

     PAWTUCKET, R.I. - December 9, 2003 -- Hasbro, Inc. (NYSE: HAS) announced today that $166,789,000 aggregate principal amount of its 8 1/2% Notes due 2006 (CUSIP No. 418056AL1, the "Notes") had been tendered pursuant to Hasbro's tender offer (the "Tender Offer") as of 5:00 p.m., New York City time on Monday, December 8, 2003 (the "Early Tender Date"). The terms and conditions of the Tender Offer are set forth in Hasbro's Offer to Purchase dated November 24, 2003 and the related Letter of Transmittal. The amount tendered represents 83.4% of the principal amount currently outstanding. All holders who validly tendered their Notes prior to the Early Tender Date will receive, if such Notes are accepted for purchase pursuant to the Tender Offer, a price equal to $1,130.00 per $1,000 principal amount of Notes tendered (the "Total Consideration"). Any holder validly tendering Notes after the Early Tender Date but before the expiration of the Tender Offer will receive, if such Notes are accepted for purchase pursuant to the Tender Offer, a price equal to $1,110.00 per $1,000 principal amount of Notes, which amount is equal to the Total Consideration less the early tender premium of $20 per $1,000 principal
amount of Notes.   In addition, accrued but unpaid interest to, but not
including, the date of payment for the Notes will be paid for all Notes validly tendered and accepted for payment.

     The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, on December 22, unless extended. The Tender Offer is conditioned on, among other things, the absence of a material adverse change or similar event affecting Hasbro, its ability to consummate the Tender Offer or the value or trading market for the Notes.

     Hasbro has retained Bear, Stearns & Co. Inc. and Barclays Capital Inc. to serve as the Dealer Managers for the tender offer and D.F. King & Co., Inc to
serve as the Information Agent.   Requests for Tender Offer documents may be
directed to D.F. King & Co., Inc. by telephone at (800) 207-3158 (toll free). Questions regarding the Tender Offer may be directed to Bear, Stearns & Co. Inc. at (877) 696-2327 (toll free) or Barclays Capital Inc. at (888) 227-2275 (toll free).

     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

 Certain statements contained in this release contain "forward-looking statements." These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Hasbro's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: Hasbro's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or Hasbro's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which Hasbro operates throughout the world; the inventory policies of retailers, including the concentration of Hasbro's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact Hasbro's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of Hasbro's significant retailers which could negatively impact Hasbro's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of Hasbro's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of Hasbro's consolidation programs or alter Hasbro's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in Hasbro's public announcements and SEC filings. Hasbro undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.


                                     # # #